Exhibit 99.1

April 16, 2013

Cereplast Reports 2012 Year End Financial Results

EL SEGUNDO, Calif., April 16, 2013 — Cereplast, Inc. (OTCQB: CERP) (the “Company”), a leading manufacturer of proprietary biobased, compostable and sustainable bioplastics, today announced its financial results for the year ending December 31, 2012.

Mr. Frederic Scheer, Chairman and Chief Executive Officer of Cereplast, stated, “2012 was a year of transition for Cereplast. Amidst the challenges we faced during the year, we improved the positioning of the Company for 2013. Despite the 2012 financial pressures, our focus has been on putting the adversity we have faced behind us as we move toward a brighter future. As we execute during this transitionary period, we have been intently focused on attracting new customers, further developing relationships with existing customers, with an emphasis on those who are capable of making large orders, and bolstering our intellectual property portfolio, all of which are essential to our success going forward. The momentum we are building is a testament to the persistence our team has shown, the validity of our technology and a foreshadowing of how the industry is maturing.”

Mr. Scheer continued, “The recent legislation in Italy requiring merchants to discontinue the use of conventional single-use plastic bags in favor of bioplastic bags is a near-term driving factor for revenue going forward. As a result of this monumental legislation, we conservatively estimate that the total addressable market in Italy for bioplastic blown film resin exceeds $500 million annually. Cereplast is poised to capture approximately 10% or $50 million of that with our Cereplast Compostables® blown film resins per year. Based on certain provisions, we are well prepared to support this order size. A close second and third target market is India and the United States. We continue to build our relationships through feet on the ground in India and have received an increased amount of interest in our resins in the United States. All three present very large market opportunities for us.”

Operational Highlights:

•	Revenue for 2012 totaled approximately $900,000.

•	The Italian plastic bag Application Decree was formally published and sanctions will be enforced as of May 27, 2013.

•	Total addressable market in Italy is estimated to exceed $500 million.

•	Cereplast’s total addressable market in Italy is estimated to exceed $50 million.

•	Manufacturing capacity at the Seymour, Indiana plant is currently 3,000 tons/month, which based on $4,500/ton is capable of producing in excess of $10 million per month at full capacity.

•	Cereplast has begun to sell its first Cereplast Hybrid Resins® application in India.

•	Cereplast received several purchase orders from existing clients in India. Management is encouraged by the progress made in India and anticipates their investments in this new market will translate into additional purchase orders and future revenue growth in 2013.

•	In the United States, Cereplast received several orders for compostable resins that will be used for food service applications. Multiple large food chains have started to embrace the use of compostable material for food service ware items including straws, cups and cutlery, for which Cereplast’s resins are in demand. Cereplast has fulfilled these orders and all payments have been received.

2012 Year End Financial Results:

Net sales for the year ended December 31, 2012 were approximately $0.9 million, compared to $20.3 million in the same period in 2011. The decrease in sales was due to transitioning significant resources and efforts toward recovery of past due accounts receivables from customers and minimizing any additional exposure to our accounts receivable credit risk. Our current period sales were primarily prepaid shipments of sample materials and nominal shipments to established existing customers with low risk credit limits.

Cost of sales is comprised of both fixed and variable costs, including materials and supplies, labor, facilities and other overhead costs associated with our product revenues. Cost of sales for the year ended December 31, 2012 were approximately $1.0 million, compared to $18.2 million for the same period in 2011. The decline in cost of sales is due to our lower variable manufacturing costs from our reduced sales volumes and the reclassification of fixed production overhead from cost of sales to selling, general and administrative expense due to extended period of abnormally low production volume experienced in 2012.

Gross profit (loss) for the year ended December 31, 2012 was approximately ($0.1) million, compared to $2.0 million for the same period in 2011. Our decline in gross profit was attributable to our decline in sales as stated above.

Research and development expenses for the year ended December 31, 2012 were $0.5 million, compared to approximately $1.0 million for the same period in 2011. Our decrease in research and development expenses was primarily attributable to lower outside services costs related to our current projects.

Selling, general and administrative expenses for the year ended December 31, 2012 were $18.9 million, compared to $13.4 million for the same period in 2011. Our increase in sales, general and administrative expenses was primarily due to bad debt expense of $12.3 million in 2012, offset by reduced headcount and variable sales and marketing expenses due to lower sales volume in the current year.

Other income and expense, net for the year ended December 31, 2012 was ($10.7) million, as compared to ($1.6) million in the same period in 2011. The increase was primarily related to additional interest expense related to the issuance of our convertible debentures in May 2011, the impact from our Forbearance and Exchange Agreement with certain holders of our convertible debentures and the change in our derivative liability related to our warrants, short term convertible debt and preferred stock agreements.

On the balance sheet, the Company had approximately $183,000 in cash and $6.9 million in inventory. Current assets and total assets were $7.5 million and $16.2 million, respectively. Current liabilities and total liabilities were $15.1 million and $26.2 million, respectively.

Conference Call Details:

Date:	Tuesday, April 16th
Time:	4:30 p.m. Eastern
Participant Dial-In:	(480) 629-9712
Live Webcast:	http://www.cereplast.com/investors/events-presentations/

It is recommended that participants dial in approximately 10 minutes prior to the start of the 4:30 p.m. Eastern call. There will also be a simultaneous live webcast of the conference call which can be accessed through the following audio feed link and archived recording of the conference call available under the Investor Relations section of the company website at http://www.cereplast.com/investors/events-presentations/.

About Cereplast, Inc.

Cereplast, Inc. (OTCQB:CERP) designs and manufactures proprietary biobased, sustainable bioplastics which are used as substitutes for traditional plastics in all major converting processes—such as injection molding, thermoforming, blow molding and extrusions—at a pricing structure that is competitive with traditional plastics. On the cutting-edge of biobased plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® resins are ideally suited for single-use applications where high biobased content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables® resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Cereplast, Inc.

Public Relations

Nicole Robertson

(310) 615-1900 x154

nrobertson@cereplast.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald

914-669-0222

asheinwald@allianceadvisors.net

Valter Pinto

914-669-0222 x201

valter@allianceadvisors.net

www.AllianceAdvisors.net

CEREPLAST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares data)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash	$183	$3,940
Accounts Receivable, Net	149	14,744
Inventory, Net	6,941	4,406
Prepaid Expenses and Other Current Assets	227	966

Total Current Assets	7,500	24,056

Property and Equipment
Property and Equipment	11,601	13,752
Accumulated Depreciation and Amortization	(4,004)	(3,151)

Property and Equipment, Net	7,597	10,601

Other Assets
Restricted Cash	43	43
Deferred Loan Costs	750	1,321
Intangible Assets, Net	245	183
Deposits	47	47

Total Other Assets	1,085	1,594

Total Assets	$16,182	$36,251

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$803	$1,813
Accrued Expenses	3,663	2,760
Capital Leases, Current Portion	85	73
Loan Payable, Current Portion	5,978	1,855
Convertible Subordinated Notes, Current Portion	891	—
Derivative Liability	3,189	—
Preferred Stock, $0.001 par value; 5,000,0000 shares authorized; 92 and 0 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	500	—

Total Current Liabilities	15,109	6,501

Long-Term Liabilities
Loan Payable	923	7,307
Convertible Subordinated Notes	10,000	12,500
Capital Leases, Long-Term	173	245

Total Long-Term Liabilities	11,096	20,052

Total Liabilities	26,205	26,553

Equity
Shareholders’ Equity
Common Stock, $0.001 par value; 495,000,000 shares authorized; 63,463,659 and 18,933,139 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	63	19
Additional Paid in Capital	76,919	66,524
Accumulated Deficit	(87,097)	(56,935)
Accumulated Other Comprehensive Income	88	86

Total Shareholders’ Equity	(10,027)	9,694
Noncontrolling Interests	4	4

Total Equity	(10,023)	9,698

Total Liabilities and Shareholders’ Equity	$16,182	$36,251

CEREPLAST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Year ended
	December 31, 2012	December 31, 2011
GROSS SALES	$911	$20,893
Sales Discounts, Returns and Allowances	(17)	(637)

NET SALES	894	20,256
COST OF SALES	975	18,223

GROSS PROFIT	(81)	2,033
Research and Development	471	1,048
Selling, General and Administrative	18,877	13,397

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(19,429)	(12,412)
OTHER EXPENSES
Debt Extinguishment Costs	(954)	—
Loss on Derivative Liability	(1,800)	—
Interest and Other Income	18	—
Interest Expense, Net	(7,997)	(1,590)

TOTAL OTHER EXPENSE, NET	(10,733)	(1,590)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(30,162)	(14,002)
Provision for Income Taxes	—	—

NET LOSS	$(30,162)	$(14,002)

BASIC AND DILUTED LOSS PER SHARE	$(1.16)	$(0.88)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	25,975,227	15,989,397

CEREPLAST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except shares data)

	Year Ended
	December 31, 2012	December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(30,162)	$(14,002)
Adjustment to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Amortization	874	944
Reserve for Inventory Obsolescence	(31)	229
Allowance for Doubtful Accounts	12,279	5,338
Common Stock Issued for Services, Salaries and Wages	185	912
Amortization of Loan Discount	5,698	76
Impairment of Intangible Assets	—	61
Extinguishment of Convertible Debt	954	—
Loss on Derivative Liability	1,800	—
Changes in Operating Assets and Liabilities
Accounts Receivable	530	(14,797)
Deferred Loan Costs	710	361
Inventory	671	(3,243)
Deposits	—	(29)
Prepaid Expenses and Other Current Assets	319	(896)
Accounts Payable	(219)	(1,246)
Accrued Expenses	939	1,530

NET CASH USED IN OPERATING ACTIVITIES	(5,453)	(24,762)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment, and Intangibles	(182)	(7,918)
Proceeds from Sale of Equipment	15	—

NET CASH USED IN INVESTING ACTIVITIES	(167)	(7,918)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(60)	(47)
Proceeds from Capital Leases	—	356
Noncontrolling Interest Activities	—	4
Payments made on Notes Payable	(366)	(145)
Proceeds from Loan Payable, Net of Loan Costs	400	6,962
Proceeds from Convertible Subordinated Notes, Net of Issuance Costs	1,050	11,225
Proceeds from Issuance of Common Stock and Subscriptions, Net of Issuance Costs	400	15,860
Proceeds from Issuance of Preferred Stock, Net of Issuance Costs	437	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,861	34,215

FOREIGN CURRENCY TRANSLATION	2	14

NET INCREASE IN CASH	(3,757)	1,549
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,940	2,391

CASH AND CASH EQUIVALENTS, END OF PERIOD	$183	$3,940

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year For:
Interest	$700	$1,025
Income Taxes	$—	$—